                                                                     EXHIBIT (1)

                                 27 JANUARY 2000







                           TELEWEST COMMUNICATIONS PLC




                    UNITED ARTISTS EUROPEAN HOLDINGS LIMITED




                        LIBERTY MEDIA INTERNATIONAL, INC.








              ====================================================

                           IRREVOCABLE AND EXCLUSIVITY
                                   AGREEMENT

              ====================================================

THIS AGREEMENT is made on 27 January 2000

BETWEEN

TELEWEST COMMUNICATIONS PLC whose registered office is at Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW (TELEWEST);

UNITED ARTISTS EUROPEAN HOLDINGS LIMITED whose registered office is at 4th Floor, The Quadrangle, Imperial Square, Cheltenham GL50 1YX (UAE); and

LIBERTY MEDIA INTERNATIONAL, INC. a company incorporated in Delaware whose principal place of business is at 9197 South Peoria Street, Englewood, Colorado 80112, USA (LIBERTY INTERNATIONAL).

WHEREAS

(A) Telewest is considering making a recommended offer for Flextech plc (FLEXTECH) (the POSSIBLE OFFER).

(B) Telewest and Flextech have on 16 December 1999 entered into a merger agreement (the MERGER AGREEMENT).

(C) If Telewest (or any of its subsidiary undertakings) makes a recommended offer for Flextech in all material respects on the terms and, in all material respects, subject to the conditions and containing the merger terms set out in the press announcement to be issued by Telewest and Flextech in the form appended to this agreement as Appendix 1 (the PRESS ANNOUNCEMENT) and containing (in all material respects) the further terms set out in Schedule 1 to this Agreement and which the Panel on Takeovers and Mergers (the PANEL) determines complies with the terms of the note to the Panel dated 24 January 2000 appended to this agreement as Appendix 2 (the Offer), Liberty International and UAE have irrevocably undertaken to accept such Offer and not to withdraw such acceptance subject to the terms and conditions set out herein.

IT IS AGREED AS FOLLOWS:

IRREVOCABLE COMMITMENT BY LIBERTY INTERNATIONAL AND UAE

1.1 UAE hereby warrants and undertakes to Telewest that it is the sole registered holder and the sole beneficial owner of 57,889,032 ordinary shares of 10p each and 1 special voting share of 10p in the capital of Flextech (the LIBERTY SHARES) and that it holds these Liberty Shares free of any lien, charge, option, equity or encumbrance and that it has full power and authority to enter into this undertaking and to accept the Offer in respect of the Liberty Shares.

1.2 Until such time as the undertakings in this clause 1 and in clause 2 terminate in accordance with clause 3.2, (the RELEVANT PERIOD), Liberty International shall not and shall procure that each member of the Liberty International Group (being Liberty International and its subsidiary undertakings as defined in the Companies Act 1985) shall not:

(a) sell, transfer, charge, encumber, grant any option over or otherwise dispose of, or grant any rights over (including voting rights), any Liberty Shares or any other shares or securities in Flextech issued or unconditionally allotted to any member of the Liberty International Group or otherwise acquired by any member of the Liberty International Group before then (FURTHER LIBERTY SHARES) other than pursuant to its or their acceptance of the Offer;

(b) accept any other offer in respect of any shares or securities referred to in sub-clause 1.2(a) (whether it is conditional or unconditional and irrespective of the means by which it is implemented);

(c) (other than pursuant to the Offer) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

             (i)  to do any of the acts referred to in sub-clause 1.2(a) or (b);

            (ii) in relation to the Liberty Shares or any Further Liberty Shares (including any derivatives referenced to any such securities); or

           (iii) which, in relation to the Liberty Shares or any Further Liberty Shares, would or might restrict or impede any member of the Liberty International Group accepting the Offer,

         and for the avoidance of doubt, references in this clause 1.2 to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Offer closes or lapses or if this undertaking ceases to be binding or following any other event; or

(d) purchase, sell or otherwise deal in any shares or other securities of Flextech or any interest therein (including any derivatives referenced to any such securities).

1.3      UAE undertakes that:

(a) if a formal document containing the Offer (the OFFER DOCUMENT) is posted, it shall accept the Offer in respect of 41,690,950 Liberty Shares (the LIBERTY ACCEPTED SHARES) in accordance with the procedure for acceptance set out in the Offer Document not later than seven days after posting of the Offer Document;

(b) subject to clause 1.7, although the terms of the Offer will confer a right of withdrawal on accepting shareholders, it shall not withdraw or procure the withdrawal of any acceptances of the Offer unless either
         (i) following the issue of a Trigger Notice (as defined in Schedule 1) and the delivery of Representation Letters (as defined in clause 1.5(a) in accordance with clause 1.5(a)), a Tax Opinion (as defined below) is not obtained despite the reasonable efforts of Liberty International and UAE and the Liberty Confirmation Letter is served on Telewest or
         (ii) Telewest does not declare the Offer unconditional in all respects in accordance with clause 1.5(c) or (iii) the Representation Letters are not delivered by 9.00 a.m. on the Opinion Date or the representations therein are inaccurate in any respect during the remainder of the Initial Offer Period or (iv) the TCGA Clearance is not obtained by 9.00 a.m. London time on the Opinion Date; and

(c) the Liberty Shares and any Further Liberty Shares in respect of which the Offer is accepted shall be acquired free of any lien, charge, option, equity or encumbrance and together with all rights of any nature attaching to those shares (save the special voting rights attaching to the special voting share which falls away on the signing of this Agreement) including the right to all dividends declared or paid after the date of the release of the Press Announcement.

1.4      Liberty International undertakes that:

(a) if the Offer Document is posted, it shall accept or procure the acceptance of the Offer in respect of any Further Liberty Shares in accordance with the procedure for acceptance set out in the Offer Document not later than the later of (i) five days after the date it or the relevant member of the Liberty International Group becomes the registered holder of the Further Liberty Shares and (ii) seven days after the posting of the Offer Document PROVIDED THAT it shall not be obliged to make or procure such acceptance if and to the extent that as a result of so doing the ordinary shares in Flextech held by members of the Liberty International Group taken together (excluding the Liberty Accepted Shares) would represent less than 10.1% of the ordinary share capital of Flextech on a fully diluted basis (including the Liberty Accepted Shares);

(b) subject to clause 1.7, although the terms of the Offer will confer a right of withdrawal on accepting shareholders, it shall not withdraw, and shall procure that no other member of the Liberty International Group shall withdraw, any acceptances of the Offer unless either (i) following the issue of a Trigger Notice (as defined in Schedule 1) and the delivery of Representation Letters (as defined in clause 1.5(a) in accordance with clause 1.5(a)) a Tax Opinion (as defined below) is not obtained despite the reasonable efforts of Liberty International and UAE and the Liberty Confirmation Letter is served on Telewest or (ii) Telewest does not declare the Offer unconditional in all respects in accordance with clause 1.5(c) or (iii) the Representation Letters are not delivered by
         9.00 a.m. London time on the Opinion Date or the representations therein are inaccurate in any respect during the remainder of the Initial Offer Period or (iv) the TCGA Clearance is not obtained by 9.00 a.m. London time on the Opinion Date; and

(c) the Liberty Shares and any Further Liberty Shares held by any member of the Liberty International Group in respect of which the Offer is accepted shall be acquired free of any lien, charge, option, equity or encumbrance and together with all rights of any nature attaching to those shares (save the special voting rights attaching to the special voting share which fall away on the signing of this Agreement) including the right to all dividends declared or paid after the date of the release of the Formal Press Announcement.

1.5(a) On the issue of a Trigger Notice Liberty International shall use all reasonable endeavours to seek a Tax Opinion to be delivered on the fourth US business day (each a BUSINESS DAY) after service of the Trigger Notice (the OPINION DATE) provided that Telewest procures delivery to Liberty International, UAE and Baker Botts LLP letters from Telewest and Flextech in the forms appended to this Agreement as Appendix 3A and Appendix 3B respectively (REPRESENTATION LETTERS) by 9:00 a.m. London time on the Opinion Date and dated the Opinion Date.

(b) If Telewest procures delivery to Liberty International, UAE and Baker Botts LLP of Representation Letters by 9:00 a.m. London time on the Opinion Date and dated the Opinion Date, and Telewest have received clearance from the Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act 1992 in relation to the Offer (a TCGA CLEARANCE) by 9.00 a.m. London time on the Opinion Date, and Liberty International and UAE receive a Tax Opinion on the Opinion Date, Liberty International shall:

             (i) by 12 noon on the Business Day following the Opinion Date procure that UAE accepts the Offer in respect of the Liberty Retained Shares; and

            (ii) procure that, although the terms of the Offer will confer a right of withdrawal on accepting shareholders, neither UAE nor any other member of the Liberty International Group shall withdraw any acceptances of the Offer (including for the avoidance of doubt in respect of any Liberty Accepted Shares) other than where any of the representations in either of the Representation Letters are inaccurate in any respect during the remainder of the Initial Offer Period.

(c) If Liberty International becomes obliged to perform its obligations under Clause 1.5(b)(i) and does so but Telewest does not declare the Offer unconditional in all respects (save for the condition relating to admission of the new Telewest shares) on the date on which UAE accepts the Offer in respect of the Liberty Retained Shares or if Telewest does not have valid acceptances entitling it to acquire Control (as defined in Appendix 3A) of Flextech (the REQUISITE ACCEPTANCE LEVEL) immediately after the time when Liberty International performs its obligations under clause 1.5(b)(i) then the provisions of clause 1.5(e)(i) and (ii) shall forthwith apply mutatis mutandis (except that the words "subject to Telewest's rights pursuant to (iii) below" in e(ii) shall not apply) but thereafter Telewest shall be entitled, if able to do so, to issue a further Trigger Notice and clauses 1.5(a) to
         (c) shall apply "mutatis mutandis" to such further Trigger Notice except that references to the "Liberty Retained Shares" shall be read as references to all ordinary shares in Flextech held by any member of the Liberty International Group in respect of which the Offer has not been accepted (or has been accepted and withdrawn).

(d) If upon application to them pursuant to clause 1.5(a) above Baker Botts LLP refuse to give Liberty a Tax Opinion then Liberty shall so confirm and warrant to Telewest in writing that they (i) have not instructed Baker & Botts LLP to withhold such an opinion, (ii) have used reasonable endeavours to seek such an opinion, (iii) have not knowingly done any act or thing between today's date and the date of such refusal (the PERIOD) which prejudiced Baker & Botts LLP's ability to give the Tax Opinion, and (iv) have acted in good faith in relation to the matters referred to in this Agreement throughout the Period (a LIBERTY CONFIRMATION LETTER) and if so requested by Telewest shall provide a copy of a letter from Baker Botts LLP addressed to Liberty International giving the reasons for such refusal.

(e)      after service of a Liberty Confirmation Letter on Telewest:

             (i) UAE and any other member(s) of the Liberty International Group who hold ordinary shares in Flextech and have accepted the Offer shall at any time be entitled to withdraw such acceptances; and

            (ii) no member of the Liberty International Group shall have any further obligation to accept the Offer (including without limitation UAE in respect of the Liberty Retained Shares) and all undertakings given by UAE and Liberty Media International in this Agreement shall immediately lapse subject to Telewest's rights pursuant to (iii) below; and

           (iii) Telewest shall be entitled, within 2 Business Days of such service, to serve a further notice on Liberty International requiring Liberty International to use all reasonable endeavours to seek a Tax

                  Opinion from US tax counsel from a nationally recognised US law firm other than Baker Botts LLP selected by Telewest but reasonably acceptable to Liberty International (ALTERNATIVE TAX COUNSEL) and may procure if so requested by Alternative Tax Counsel that letters in the form of the Representation Letters but addressed to Alternative Tax Counsel rather than Baker Botts LLP be issued. If the Tax Opinion is obtained by Liberty International from Alternative Tax Counsel the provisions of clause 1.5(b) and (c) shall apply mutatis mutandis thereafter. In this sub-clause (iii) "Tax Opinion" shall bear the meaning set out in clause 1.5(g) except that the reference to "Baker Botts LLP, special tax counsel to Liberty International and UAE" shall be replaced with a reference to Alternative Tax Counsel.

(f) If Telewest issues a Trigger Notice but fails to procure that Representation Letters are delivered to Liberty International, UAE and Baker Botts LLP by 9.00 a.m. London time on the Opinion Date and/or has not received TCGA Clearance by 9.00 a.m. London time on the Opinion Date the provisions of (e)(i) and (ii) above shall apply mutatis mutandis (except that the words "subject to Telewest's rights pursuant to (iii) below" in e(ii) shall not apply) as from 9.00 a.m. London time on the Opinion Date.

(g) For the purposes of this clause 1.5 the following terms shall bear the following meanings:

         "Tax Opinion" means an opinion of Baker Botts L.L.P, special tax counsel to Liberty International and UAE, in form and substance, and with such qualifications and limitations as are reasonably satisfactory to Liberty International and UAE, to the effect that, for United States federal income tax purposes, (i) the share exchange contemplated by the Offer should be treated as a reorganization within the meaning of
         Section 368 (a) of the Internal Revenue Code of 1986, as amended (the
         CODE), (ii) except as otherwise required by Treas. Reg. Section 1.367(b)-4(b), T.D. 8862, no gain or loss should be recognized by, and no amount should be included in the income of, UAE as a result of the exchange of Flextech shares for Telewest shares in the share exchange contemplated by the Offer (without regard to the rules for the determination of the gross income of a foreign corporation in Section 882(b) of the Code and except with respect to cash received in lieu of fractional shares of Telewest), and (iii) except with respect to cash received in lieu of fractional shares of Telewest, no amount should be included in the income of Liberty Programming UK, Inc. as a result of such share exchange contemplated by the Offer. In rendering such opinion, such counsel shall be entitled to receive and rely upon (and may incorporate by reference) representations and covenants by officers of Flextech and

         Telewest in relation to such matters including without limitation the Representation Letters and such representations and covenants by officers of Flextech and Telewest as to such matters as such counsel may reasonably request in order to determine the issues described in
         (i), (ii) and (iii) above, and UAE and Liberty International shall be entitled to rely upon such representations and covenants of officers of Flextech and Telewest.

1.6 In the period between today's date and 31 March 2000 Liberty International shall not and shall procure that no member of the Liberty International Group shall sell or enter into a binding commitment to sell or otherwise deal in any shares or other securities of Flextech or any interest therein (including any derivatives referenced to any such securities).

1.7 If at any time Flextech notifies Liberty International or Liberty International become otherwise aware that Flextech intends to issue further ordinary shares (other than pursuant to options or other rights in existence at the date of this agreement) so that the amount of Flextech's fully diluted share capital will be increased (the increased amount being referred to as FLEXTECH'S REVISED FULLY DILUTED SHARE CAPITAL) Liberty International and UAE shall forthwith be entitled and shall be entitled to procure that relevant members of the Liberty International Group shall:

(a) if UAE has already complied with its obligations under clause 1.3(a) above, withdraw acceptance of the Offer in respect of such number of ordinary shares in Flextech as shall leave members of the Liberty International Group taken together holding (excluding shares which have been accepted and not withdrawn) 10.1% of Flextech's Revised Fully Diluted Share Capital (including shares which have been accepted and not withdrawn); or

(b) if UAE has not yet complied with its obligations under clause 1.3(a) above, notwithstanding clauses 1.3(a) and 1.4(a), only accept the Offer in relation to such number of Flextech ordinary shares as shall leave members of the Liberty International Group taken together holding (excluding shares which have been accepted and not withdrawn) 10.1% of Flextech's Revised Fully Diluted Share Capital (including shares which have been accepted and not withdrawn).

1.8 Liberty International understands that, on the basis of facts currently known to Baker Botts LLP and under present law, Baker Botts LLP would be able to deliver the Tax Opinion to Liberty International, although such counsel has undertaken no obligation of any kind to issue such tax opinion.

EXCLUSIVITY

2.1 During the Relevant Period each of Liberty International and UAE severally agree that they will not, and will ensure that their respective directors, employees, agents, subsidiary undertakings, consultants or professional advisers who are aware of the Possible Offer do not without the written consent of
Telewest:

(a) directly or indirectly solicit, initiate or enter into discussions or negotiations or otherwise co-operate in any manner with any third party in relation to:

             (i) a bid by a third party for Flextech or any other business combination involving Flextech or any of its subsidiaries and the third party; or

            (ii) the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Flextech or any such subsidiary where, for this purpose SUBSTANTIAL means a Class 1 transaction in respect of Flextech (together with (i) above being a FLEXTECH TRANSACTION) (for the avoidance of doubt a Flextech Transaction shall not include any business combination including Flextech or any of its subsidiaries and any third party as may be entered into after the Offer becomes or is declared unconditional in all respects);

(b) provide any information to any third party with a view to that third party investigating or entering into a Flextech Transaction, except where the Code or the Panel or other regulatory authority or the law requires that Flextech provide the information to the third party;

(c) indicate its willingness, or agree, to do anything after the Exclusivity Period which it is not permitted to do during the Exclusivity Period,

provided that each shall be permitted to inform any such third party that it is currently bound by these exclusivity provisions.

2.2 Each of Liberty International and UAE will inform Telewest immediately during the Relevant Period:

(a) if it becomes aware of a proposal or approach from a third party in relation to a Flextech Transaction;

(b) if it is asked to, or does, provide any information to a third party with a view to that third party investigating or entering into a Flextech Transaction; or

(c) if it becomes aware of any breach of the provisions of this agreement or if it becomes aware of any likely publicity in relation to a possible bid for

         Flextech or the future management of Flextech or any subsidiary of Flextech.

2.3 Liberty International confirms that, apart from the discussions with Telewest, they have not received any proposal or approach from a third party in relation to any Flextech Transaction, which has not been terminated or abandoned.

2.4 If any party is required by applicable law, by any applicable regulation or rule of any relevant stock exchange, or by the Panel to make an announcement relating to the Possible Offer, the possible acquisition of Flextech by Telewest or a Flextech Transaction, it may make such an announcement provided that it is no more extensive than is required and it has first consulted the other parties and sought in good faith to secure the other's agreement to the timing, manner and content of the announcement.

MISCELLANEOUS

3.1 The parties acknowledge that they are not entering into this Agreement in reliance upon any representation, warranty or undertaking save as expressly set out herein and, in the absence of fraud, no party shall have any claim or remedy against any other party in respect of any misrepresentation, untrue statement, omission or non-disclosure. In particular, Liberty International's and UAE's undertaking pursuant to clause 1 shall be irrevocable and, in the absence of fraud, shall not be capable of rescission or termination on the basis of any information subsequently disclosed by Telewest or Flextech in any offer document, listing particulars or registration statement or for any other reason whatsoever.

3.2 The undertakings in this Agreement (save in clause 1.6) shall lapse:

(a) if the Press Announcement has not been released by 3.00 p.m. (London time) on 31 January 2000 (or such later time and/or date as Liberty International and Telewest may agree); or

(b)      if the Press Announcement has been so released before that time but

             (i) Telewest releases an announcement on the London Stock Exchange stating that it is not proceeding to post an offer document and is therefore withdrawing from making an offer for Flextech at that time;

            (ii) the Disclosure Document (as defined in the Merger Agreement) has not been filed with the SEC by 29 February 2000 (provided that all appropriate financial information relating to Flextech for the purpose of compiling this document has been supplied to Telewest by no later than 15 February 2000 and all necessary co-operation and assistance has been given by Flextech to Telewest in preparation of that document);

           (iii) if the SEC decide not to review the Disclosure Document, the Offering Documents (as defined in the Merger Agreement) have not been posted by 7 March 2000;

            (iv) the Offering Documents have not been posted by 15 April 2000 including in circumstances where the SEC decided to review the Disclosure Document;

             (v)  the Offer lapses or is withdrawn; or

            (vi) insofar as the proposed acquisition of Flextech by Telewest is a concentration with a community dimension within the scope of Council Regulation (EEC 4064/89) (the MERGER REGULATION), the European Commission either initiates proceedings under Article
                  (6)(1)(c) of the Merger Regulation or makes a referral to the OFT under Article (9)(1) of the Merger Regulation and there is a subsequent reference to the Competition Commission or, insofar as the proposed acquisition of Flextech by Telewest is not a concentration with a Community dimension, the Secretary of State refers the Offer or Possible Offer or any aspect thereof to the Competition Commission.

If the undertakings lapse, no party to this Agreement shall have any claim against any other party except in respect of any prior breach of this Agreement.

3.3 Any time, date or period mentioned in this Agreement may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

3.4 Liberty International and UAE each agree that, if either fails to accept or procure acceptance of the Offer in accordance with the undertakings in clause 1 or breaches any of its or their other obligations under this Agreement, damages would not be an adequate remedy and accordingly Telewest shall be entitled to the remedy of specific performance and/or other injunctive relief.

3.5 This Agreement is governed by and shall be construed in accordance with the laws of England.

3.6 Each of the parties agrees that the Courts of England are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Agreement.

3.7 Liberty International shall at all times maintain an agent for service of process or any other proceedings in connection with this Agreement. Such agent shall be Grays Inn Secretaries, 5 Chancery Lane, London EC4 1BU (for the attention of Philip Goodwin/Tony Grant/Anthony Alexander) and any writ, judgement or other notice of legal process shall be sufficiently served on Liberty International if delivered to Grays Inn Secretaries at its address for the time being. Liberty International hereby irrevocably undertakes not to revoke the authority contained in this clause.

3.8 This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

3.9 A reference in this undertaking to the OFFER does not include any new, increased, renewed or revised offer made by or on behalf of Telewest (or any of its subsidiary undertakings) to acquire shares in Flextech.

3.10 Each notice or other communication under this deed shall be by fax and shall be sent:

(a) to UAE or Liberty International to fax number 00 1 720 875 4983 (marked for the attention of Graham Hollis) copied to Philip Goodwin and Jeremy Cohen at Denton Hall on fax number 0171 320 6309;

(b) to Telewest to fax number 01483 295165 (marked for the attention of Victoria Hull) copied to Barry O'Brien, Gareth Stephenson and Ben Spiers on fax number 0171 832 7001;

(c) to Baker Botts LLP to fax number 001 212 705 5125, for the attention of Robert S Langley or to such other fax number or marked for such other attention as the relevant party may from time to time notify the others for the purposes of this Agreement. Any such notice or communication shall be conclusively deemed received when sent to the appropriate number with confirmation of receipt by person or electronic device being received by the sender.

3.11 This Agreement constitutes a notice to Telewest given by UAE pursuant to the equivalent provisions contained in the Offer Document to those set out under the heading "Notices" in Schedule 1.

                                   SCHEDULE 1

UNLESS THE CONTEXT OTHERWISE REQUIRES, ANY REFERENCE:

(i) to the "Offer" shall include any revision, variation, renewal or extension thereto;

(ii) to the "Offer becoming unconditional" shall include references to the Offer becoming or being declared unconditional;

(iii) to "acceptances of the Offer" shall include deemed acceptances of the Offer;

(iv) to "Initial Offer Period" means the period from the date of the offer document up to and including the time and date the Offer becomes or is declared unconditional in all respects or lapses";

(v) to "Subsequent Offer Period" means the period following the expiry of the Initial Offer Period during which the Offer remains open for acceptance;

(vi)     to "Acceptance Condition" means the condition set out in paragraph 1 of
         Schedule 1 to Appendix 1.

RIGHTS OF WITHDRAWAL

(a) Except as otherwise provided in this paragraph, acceptances of the Offer by holders of Flextech shares are irrevocable. Acceptances of the Offer may, however, be withdrawn pursuant to the procedures set out below at any time during the Initial Offer Period and in certain other circumstances described below. Flextech shares assented to the Offer during the Initial Offer Period and not validly withdrawn prior to the expiry of the Initial Offer Period, and Flextech shares assented to the Offer during the Subsequent Offer Period, may not be withdrawn. Holders of Flextech shares will not have withdrawal rights during the Subsequent Offer Period, except in certain limited circumstances described below.

(b) If Telewest, having announced that the Acceptance Condition has been satisfied, fails by 3.30 pm (London time), 10.30 am (New York City time) on the relevant day (or such later time or date as the Panel may agree) to comply with any of the relevant requirements relating to the Offer specified in [Rule 17 of the City Code] an accepting holder of Flextech shares may immediately after that time withdraw his acceptance of the Offer by written notice given by post or by hand to [Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6DA or, by hand only, to Lloyds TSB Registrars, Antholin House, 71 Queen Street, London EC4N 1SL] in each case receiving such notice on behalf of

         Telewest. This right of withdrawal may be terminated not less than eight days after the relevant day by Telewest confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements relating to the Offer specified in [Rule 17 of the City Code].

(c) If a no extension and/or a no increase statement is withdrawn in a competitive situation any acceptance of the Offer made after the date of that statement may be withdrawn thereafter in the manner referred to in paragraph 3(b) above, for a period of eight days following the date on which the notice of the withdrawal of such statement is posted to holders of Flextech shares.

(d) To be effective, a written notice of withdrawal must be received in good time by the Receiving Agent and must specify the name of the person who accepted the Offer, the number of Flextech shares to be withdrawn and (if certificates have been submitted) the name of the registered holder of the relevant Flextech shares, if different from the name of the person who accepted the Offer in respect of such Flextech shares.

(e) Withdrawals of Flextech shares assented to the Offer may not be rescinded (without Telewest's consent) and any Flextech shares properly withdrawn and not properly re-submitted will thereafter be deemed not validly assented to the Offer.

(f) All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Telewest, whose determination (except as required by the Panel) will be final and binding. None of Telewest, Flextech, Schroders, the Receiving Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

REDUCTION OF THE ACCEPTANCE CONDITION

The Offer is conditional, amongst other things, on valid acceptances being received (and not, where permitted, withdrawn) by 3.00 p.m. (London time), 10.00 a.m. (New York time) (or such later time(s) and/or dates(s) as Telewest may, subject to the rules of the City Code, decide) on the first closing date of the Offer in respect of not less than 90% of Flextech shares to which the Offer relates, or such lesser percentage as Telewest may decide, provided that such Condition (the ACCEPTANCE CONDITION) shall not be satisfied unless Telewest shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Flextech shares carrying in the aggregate more than 50% of the voting rights then exercisable at general meetings of Flextech and provided further that the Acceptance Condition shall be capable of being satisfied only at a time when all other Conditions have been satisfied, fulfilled or, where permitted, waived. Telewest reserves the right to reduce the percentage of Flextech shares required to satisfy the Acceptance Condition provided that four clear US Business Days prior to any such reduction, Telewest will announce that it has reserved the right so to reduce the Acceptance Condition. Such announcement (a TRIGGER NOTICE) will state the percentage to which the Acceptance Condition may be reduced (provided that such condition cannot be reduced below 80% without the consent of Liberty Media and Microsoft and Flextech) and will state that such a reduction is possible but that Telewest need not declare its actual intentions until it is required to do so under the City Code. Telewest will not make such an announcement unless it believes that there is a significant possibility that sufficient Flextech shares will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of Flextech shares who are not willing to accept the Offer if the Acceptance Condition is reduced from the 90% level should either not accept the Offer until the Subsequent Offer Period or be prepared to withdraw their acceptances promptly following an announcement by Telewest of its reservation of the right to reduce the Acceptance Condition.

NEW ISSUES OF FLEXTECH SHARES

Telewest shall, as soon as practicable, issue an announcement if it becomes aware that Flextech intends to make an issue of ordinary shares other than pursuant to options or other rights in existence as the date of this document.

NOTICES

Any shareholder will be sent copies of the announcements referred to under "Reduction of the Acceptance Condition" and "New Issues of Flextech Shares" if a request is made in writing to Telewest for such notices to be so sent.

DULY DELIVERED as a deed by Liberty Media International, Inc. and United Artists European Holdings Limited and executed by Telewest Communications plc on the day and year first before written.

SIGNED                                          )
by VICTORIA HULL                                )
for and on behalf of                            )     /s/ VICTORIA HULL
TELEWEST COMMUNICATIONS PLC                     )
                                                )
                                                )

SIGNED as a DEED and DELIVERED                  )
on behalf of LIBERTY MEDIA                      )
INTERNATIONAL, INC.                             )
by MIRANDA CURTIS                               )     /s/ MIRANDA CURTIS
being a person who in accordance with the laws  )
of Delaware, is acting under the                )
authority of                                    )
Liberty Media International, Inc.               )




EXECUTED as a DEED and DELIVERED                )
by UNITED ARTISTS EUROPEAN                      )     /s/ GRAHAM HOLLIS
HOLDINGS LIMITED acting                         )
by two directors/a director and secretary       )




                      Director                        /s/ MIRANDA CURTIS


                      Director/Secretary              /s/ ROBERT BENNETT